Exhibit 10.22
FIRST AMENDMENT TO LEASE
THE FIRST AMENDMENT TO LEASE (this "Amendment") is dated as of June 8, 2017 and is among MENLO PREHC I, LLC, a Delaware limited liability company, MENLO PREPI I, LLC, a Delaware limited liability company, and TPI INVESTORS 9, LLC, a California limited liability company (collectively, "Lessor"), and GRAIL, INC., a Delaware corporation ("Lessee"), with respect to the following recitals:
RECITALS
A.Lessee and Lessor entered into that certain Lease dated May 5, 2016 (the "Lease") for the premises consisting of approximately 71,239 rentable square feet at the building commonly known as 1525 O'Brien Drive, Menlo Park, California (the "Premises").
B.Pursuant to Section 1(a) of the Lease, Lessor offered to Lessee a Right of First Offer as to the entirety of the building at 1605 Adams Drive, Menlo Park, CA ("1605 Adams Building") which was declined by Lessee. After leasing Suite B of the 1605 Adams Building to a third party (the "Suite B Lease"), Lessor offered to lease to Lessee Suite A of the 1605 Adams Building and Lessee agreed and then subsequently requested to lease the entirety of the 1605 Adams Building.
C.Accordingly, Lessor and Lessee now desire to amend the Lease to expand the Premises that is subject to the Lease to include the entirety of the 1605 Adams Building on the terms hereinafter set forth, including the condition precedent that the termination of the Suite B lease.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged here, Lessor and Lessee agree as follows:
1.Recitals & Defined Terms. Recitals A through C, inclusive, set forth above are incorporated into this Amendment in full by this reference. Capitalized terms shall have the meaning ascribed to them in the Lease unless otherwise defined herein.
2.Suite B Lease Termination Date. This Amendment is conditioned upon the concurrent execution of a termination agreement of the Suite B Lease ("Effective Date").
3.Premises.
a.Commencing on the Effective Date, the Premises subject to the Lease shall be expanded to include the entirety of the 1605 Adams Building located on the real property described in Exhibit "A-1" and as delineated in Exhibit "A-2" attached hereto and made a part hereof ("the Expansion Premises"), subject to Lessee's right to terminate the Lease as to certain portions of the Expansion Premises as provided in Section 4 of this Agreement.
b.From and after the Effective Date, within the Lease: "Land" shall include the real property described in Exhibit "A"; "Improvements" shall include the existing buildings on such real property; "Property" shall include the Land and Improvements as modified by this subparagraph (b); and, except provided in this Amendment and except as context of the Lease otherwise requires, "Building" shall also refer to the 1605 Adams Building.
c.Lessee shall have the same rights with respect to the roof of the 1605 Adams Building that Lessee has to the roof of the Premises under Section 1(c) of the Lease. Lessor shall not permit third parties rights to use or install Antenna Equipment (as defined in Section 1(c) of the Lease) on the roof of the 1605 Adams. Building.
4.Term.
a.Lessor and Lessee agree that the Phase 1 Commencement Date under the Lease was September 30, 2016 and the Phase 2 Commencement Date under the Lease was February 21, 2017 and, accordingly, that the Expiration Date of the Lease is September 30, 2016 (the "Expiration Date").
b.Lessor shall deliver the Expansion Premises in the condition required by the Work Letter attached hereto as Exhibit "B" and made a part hereof ("Work Letter") to Lessee in the following phases:

Expansion Space Phase	Square Footage	Scheduled Delivery Date	Rent Commencement Date	Termination Date
1	4,500	Effective Date	10/1/17	N/A
2	23,500	8/1/2017	3/1/2018	8/1/2018
3	18,000	12/1/2017	5/1/2018	12/31/2018
c.If Lessor delivers an Expansion Space Phase to Lessee in the condition required by the Work Letter (each a "Delivery Date") later than its Scheduled Delivery Date due to a Lessor Delay (as defined in the Lease), then the Rent Commencement Date as to such Expansion Space Phase shall be delayed by the same number of days that the Delivery Date was delayed. Lessor and Lessee shall execute a Rent Commencement Memorandum, substantially in the form attached to the lease, promptly following the Delivery Date of each Expansion Space Phase.
d.If Lessor has not delivered an Expansion Space Phase to Lessee in the condition required by the Work Letter by its Termination Date due to a Lessor Delay, Lessee may terminate the Lease as to such undelivered Expansion Space Phase by written notice to Lessor delivered within ten (10) days after such Expansion Space Phase's Termination Date. In the event that Lessee exercises a right of termination under this Section, Lessee and Lessor will execute an amendment to the Lease reflecting the resulting reduction in the Premises, resulting reduction in Lessee's Pro Rata Share and such other commercially reasonable amendments in Lessor's reasonable discretion that are necessary to reflect the resulting multi-tenant nature of the 1605 Adams Building.

5.Rent.
a.Lessee shall pay to Lessor in monthly installments in advance Additional Rent, and Monthly Base Rent at the rate per rentable square foot set forth in the Monthly Base Rent table set forth in Section 4(b) below, beginning on the Rent Commencement Date for each Expansion Space Phase. Notwithstanding the foregoing, if at Lessee's written request, Lessor delivers all or any portion of an Expansion Space Phase to Lessee prior to its Schedule Delivery Date ("Early Delivery Space"), then the Rent Commencement Date as to such Early Delivery Space shall be advanced by the number of days between the Delivery Date of such Early Delivery Space and its applicable Scheduled Delivery Date. Lessor may in Lessor's sole discretion, but shall not be obligated to, deliver to Lessee any Expansion Phase Space prior to its Scheduled Delivery Date upon Lessee's written request thereafter.
b.Monthly Base Rent on any portion of the Expansion Premises shall be payable at the following rate per rentable square foot as of the durations indicated in the Monthly Base Rent table below:

Duration	S/SF/Mo./NNN
2/21/2017 - 9/28/2018	4.25
9/29/2018 - 9/28/2019	4.38
9/29/2019 - 9/28/2020	4.51
9/29/2020 - 9/28/2021	4.64
9/29/2021 - 9/28/2022	4.78
9/29/2022 - 9/28/2023	4.93
9/29/2023 - 9/28/2024	5.07
9/29/2024 - 9/28/2025	5.23
9/29/2025 - 9/30/2026	5.38
6.Operation Expenses.
a.Lessee's Pro Rata Share of Operation Expenses relating to the 1605 Adams Building shall mean 100%. The Expansion Premises have been measured in accordance with the BOMA standard: single tenant industrial – to the drip line. Lessor and Lessee agree that the approximate 7,500 rentable square foot second floor space to be constructed by Lessor pursuant to the Work Letter ("2nd Floor") but shall be subject to re-measurement by Lessor upon Substantial Completion of Lessor's Work in accordance with such BOMA standard. If the rentable square feet of the 2nd floor upon such re-measurement is more or less than 7,500 rentable square feet, Lessor and Lessee shall amend the Lease to reflect the rentable square feet of the Expansion Premises and the resulting change to Lessee's pro rata share of Park Expenses.
b.As of the Effective Date of this Amendment, Lessee's pro rata share of Park Expenses (taking into account both the original Premises and the Expansion Premises) is amended to be 5.95%.

c.Lessee shall pay to Lessor upon execution and delivery of this Lease, the amount of Sixty-Four Thousand Seven Hundred Dollars ($64,704.00), which amount shall be applied to the Additional Rent attributable or relating to the Expansion Premises beginning on the Expansion Space Phase 1 Commencement Date.
7.Security Deposit. The cash portion of the Security Deposit shall be increased by Two Hundred Thirty-Three Thousand Seven Hundred Fifty Dollars ($233,750.00). Upon execution of this Amendment, Lessee shall deliver to Lessor the sum of Two Hundred Thirty-Three Thousand Seven Hundred Fifty Dollars ($233,750.00) in immediately available funds. The increased Security Deposit shall apply to the Premises, and Lessee's performance under the Lease, as amended by this Amendment.
8.Condition of Expansion Premises; Lessor's Work; Tenant Improvements.
a.Except as provided in the Section and in the Work Letter, the Expansion Premises shall be delivered to Lessee in its AS-IS condition. As of the Rent Commencement Date as to each Expansion Space Phase delivered to Lessee, Lessor warrants that the roof membrane and the plumbing, electrical and HVAC systems within or serving such Expansion Space Phase are in good operating condition. If Lessee gives written notice to Lessor of violations of such warranty within sixty (60) days after the Rent Commencement Date as to such Expansion Space Phase, Lessor will correct such violations at Lessor's cost; provided that normal maintenance and repair of ordinary wear and tear during such period shall be reimbursed as an Operating Expense.
b.Subject to the terms of the Work Letter, Lessor shall: (i) cause to be constructed the alterations to the Expansion Premises described in the Work Letter as "Lessor's Work"; (ii) cause to be constructed the tenant improvements and modifications to the Expansion Premises described in the Work Letter as the "Tenant Improvements"; and (ii) provided the tenant improvement allowance described in the Work Letter ("Tenant Improvement Allowance").
c.Notwithstanding anything to the contrary in the Lease, Lessee shall not be required to remove or restore the gym or standard office or standard laboratory improvements constructed by or on behalf of Lessee within the Expansion Premises that are approved by Lessor in accordance with the terms of the Lease. "Standard office" for purposes of this subparagraph shall include exposed ceilings and concrete floors. "Standard laboratory" for purposes of this subparagraph shall include finishes and layout similar to the labs constructed by Lessor as the initial tenant improvements within 1525 O'Brien Drive, which existing layout for 1525 O'Brien Drive is depicted in Exhibit "C" attached hereto; provided, however, that the layout depicted on Exhibit "C" is only a representation of the lab layout for the Expansion Premises and the actual layout may include a more open plan.
9.Utilities and Services. In accordance with Section 14 (c) of the Lease, Lessee, at its cost, will provide janitorial services for the interior of the Expansion Premises. In accordance with Section 15(a) of the Lease, Lessee shall contract and pay directly for gas, electrical and telephone service to the Expansion Premises (and not as part of Operating Expenses).

10.Extension Option. The Extension Option set forth in Section 2(e) of the Lease shall, at Lessee's sole discretion, apply to either or both of the Original Premises (1525 O'Brien Drive) and the Expansion Premises (1605 Adams Drive) so that the 50% occupancy requirement shall apply to each of the Original Premises and Expansion Premises.
11.Right to First Offer. The "ROFO Space" that is subject to Section 1(a) of the Lease shall also include 1555 Adams Drive (but shall not include 1455 Adams Drive); provided that such right as to 1555 Adams Drive is subject to the following pre-existing superior rights as of the Effective Date: existing tenant Intersect ENT has an option to extend its lease on its entire premises. For purposes of illustration and not to create any additional or greater rights than those created in this Section and in Section 1(a) of the Lease, Exhibit "C" attached hereto and made a part hereof depicts the ROFO Space and 1555 Adams Drive. As a point of clarification, 1555 Adams Drive is also subject to Lessor's election to redevelop the building. If Lessor elects to redevelop another building at 1555 Adams, Lessee shall have such ROFO right on the redeveloped building.
12.CASp. For purposes of Section 1938 of the California Civil Code, Lessor hereby discloses to Lessee, and Lessee hereby acknowledges, that (check one):
☐ To Lessor's actual knowledge, the Premises have undergone inspection by a Certified Access Specialist (CASp).
If the Premises have undergone inspection by a CASp prior to the execution of this Lease and, to the best of Lessor's knowledge, there have been no modifications or alterations completed or commenced between the date of the inspection and the date of this Lease which have impacted the Premises' compliance with construction-related accessibility standards, Section 1938 requires Lessor to provide to Lessee, prior to execution of this Lease, a copy of any report prepared by the CASp. If, prior to the date of this Lease, the Premises were issued an inspection report by a CASp indicating that it meets applicable standards, as defined in paragraph (4) of subdivision (a) of California Civil Code Section 55.52, Lessor is required to provide a copy of the current disability access inspection certificate and any inspection report to Lessee that was not already provided pursuant to the foregoing sentence, within seven (7) days of the date of the execution of this Lease.
☒   To Lessor's actual knowledge , the Premises have not undergone inspection by a CASp.
☐        To Lessor's actual knowledge, the Premises have undergone inspection by a CASp but, to the best of Lessor's knowledge, there have been intervening modifications or alterations completed or commenced which have impacted the Premises compliance with construction related accessibility standards.
California Civil Code Section 1938 states:
"A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if required by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standard within the premises."
Notwithstanding anything to the contrary in this Lease, Lessor and Lessee hereby agree that, during the term of this Lease, as the same may be extended, Lessee shall be responsible for (i) the payment of the fee for any CASp inspection that Lessee desires, and (ii) making, at Lessee's cost, any repairs necessary to correct violations of construction-related accessibility standards within the Premises provided that such repairs shall be in accordance with the terms of the Lease. Lessee hereby agrees that: any CASp inspecting the Premises shall be selected by Lessor; Lessee shall promptly deliver to Lessor any CASp report regarding the Premises obtained by Lessee: and Lessee shall keep information contained in any CASp report regarding the Premises confidential, except as may be necessary for Lessee or its agents to complete any repairs or correct violations with respect to the Premises that Lessee agrees to undertake. Lessee shall have no right to cancel or terminate the Lease due to violations of construction-related accessibility standards within the Premises identified in a CASp report obtained during the Term of the Lease.
13.Signage. Notwithstanding anything in the Lease to the contrary, Lessee shall have a right to monument signage in front of the 1605 Adams Building and signage on the building façade at the side of each entrance thereof, buy no other building façade signage or any other building exterior signage on the 1605 Adams Building. Lessee shall be entitled to signage within Expansion Premises and door signage. All of Lessee's signage shall comply with the City of Menlo Park sign ordinances and regulations and shall be subject to Lessor's Project signage standards as reasonably determined by Lessor. Lessee shall pay all costs associated with fabrication, installation, maintenance and eventual removal of Lessee's signage.
14.Parking. At no additional cost, Lessee shall have nonexclusive use of the unreserved on-site vehicular parking spaces located at the 1605 Adams Building; provided that if the City of Menlo Park requires that the number of striped parking spaces located at the 1605 Adams Building to be reduced to conform to maximum parking allowances adopted by the City of Menlo, and so long as such requirement was not triggered by Lessor, Lessor shall be entitled to reduce the number of striped parking spaces at the 1605 Adams Building to comply with such ordinance. Parking at the Expansion Premises shall be subject to such commercially reasonable rules and regulations for such parking facilities which may be reasonably established or altered by Lessor at any time from time to time during the Lease Term.
15.Use. Lessee's use of the Expansion Premises may also include a fitness/workout area.
16.Brokers. Lessee's broker is Cornish & Carey Commercial dba Newmark Cornish & Carey represented by Ben Stern, Wayne Kumagai and Jay Phillips (collectively, "Lessee's Broker") and Lessor's broker is Cornish & Carey Commercial dba Newmark Cornish & Carey represented by Mary Hines and Kidder Matthews represented by Gregg Domanico (collectively,

"Lessor's Broker" and collectively with Lessee's Broker, the "Broker"). Lessor shall pay a leasing commission to the Brokers pursuant to a separate agreement. Each party represents and warrants to the other party that it has not had any dealings with any real estate broker, finder, or other person with respect to this Lease other than Lessee's Broker and Lessor's Broker and each party shall hold harmless the other party from all damages, expenses, and liabilities resulting from any claims that may be asserted against the other party by any broker, finder or other person with whom the other party has or purportedly has dealt, other than the above named brokers.
17.Counterparts; Electronic Signatures. This Amendment may be executed in counterparts, including both counterparts that are executed on paper and counterparts that are in the form of electronic records and are executed electronically. An electronic signature means any electric sound, symbol or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record, including facsimile or e-mail electronic signatures. All executed counterparts shall constitute one agreement, and each counterpart shall be deemed an original. The parties hereby acknowledge and agree that electronic records and electronic signatures, as well as facsimile signatures, may be used in connection with the execution of this Amendment electronic signatures, facsimile signatures or signatures transmitted by electronic mail in so-called pdf format shall be legal and binding and shall have the same full force and effect as if a paper original of this Amendment had been delivered had been signed using a handwritten signature. Lessor and Lessee (i) agree that an electronic signature, whether digital or encrypted, of a party to this Amendment is intended to authenticate this writing and to have the same force and effect as a manual signature, (ii) intended to be bound by the signatures (whether original, faxed or electronic) on any document sent or delivered by facsimile or, electronic mail, or other electronic means, (iii) are aware that the other party will reply on such signatures, and (iv) hereby waive any defenses to the enforcement of the terms of this Amendment based on the foregoing forms of signature. If this Amendment has been executed by electronic signature, all parties executing this document are expressly consenting under the Electronic Signatures in Global and National Commerce Act ("E-SIGN") and Uniform Electronic Transactions Act ("UETA"), that a signature by fax, email or other electronic means shall constitute an Electronic Signature to an Electronic Record under both E-SIGN and UETA with respect to this specific transaction.

Acknowledged &
Accepted:	/s/ JH
Lessee
18.Miscellaneous. This Amendment, together with the Lease, constitutes the entire agreement between Lessor and Lessee regarding the Lease and the subject matter contained therein and herein and supersedes any and all prior and/or contemporaneous oral or written negotiations, agreements or understandings. Except as specifically amended hereby, the Lease and all of the terms and conditions of the Lease are and shall remain in full force and effect and are hereby ratified and confirmed. To the extend the provisions of this Amendment conflict with or are inconsistent with the terms of the Lease, the terms of this Amendment shall prevail. This

Amendment shall be interpreted neutrally between the parties regardless of which party drafted or caused to be drafted this Amendment.
[Signatures on Following Page]

IN WITNESS WHEREOF, the Parties have executed this First Amendment as of the date and year first above written.

LESSEE:

GRAIL, INC.,
a Delaware Corporation

By:	/s/ Jeffrey T. Huber
Name:	JEFFREY T. HUBER
Its:	CEO

By:
Name:
Its:

LESSOR:

MENLO PREHC I, LLC,
a Delaware limited liability company

By:	PRINCIPAL REAL ESTATE INVESTORS, LLC,
a Delaware limited liability company, its authorized signatory

	By:	/s/ Jeff Uittenbogaard	/s/ Troy Koerselman
	Name:	Jeff Uittenbogaard	Troy Koerselman
	Its:	Investment Director	Asst Managing Director

MENLO PREPI I, LLC,
a Delaware limited liability company

By:	PRINCIPAL REAL ESTATE INVESTORS, LLC,
a Delaware limited liability company, its authorized signatory

	By:	/s/ Jeff Uittenbogaard	/s/ Troy Koerselman
	Name:	Jeff Uittenbogaard	Troy Koerselman
	Its:	Investment Director	Asst Managing Director

TPI INVESTORS 9, LLC
a California limited liability company

By:	Tarlton Properties, Inc.
Manager

	By:	/s/ John C. Tarlton
	Name:	John C. Tarlton
	Its:	CEO

EXHIBIT A-1
1605 Adams Drive, Menlo Park
Building 18 Property – Legal Description
The land referred to in this Report is situated in the State of California, County of San Mateo, City of Menlo Park and is described as follows:
PARCEL J:
Parcel 1 as shown on that certain map entitled "MENLO BUSINESS PARK PARCEL MAP, FOR MERGER OF PARCELS B AND C AS SHOWN ON MAP FILED AUGUST 19, 1986 IN VOLUME 57 OF PARCEL MAPS AT PAGES 86-87 AND LOTS 17 AND 18 OF THE TRACT OF MENLO BUSINESS PARK FILED APRIL 9, 1984 IN VOLUME 111 OF MAPS AT PAGES 50-52, SAN MATEO COUNTY RECORDS, MENLO PARK SAN MATEO COUNTY, CALIFORNIA", filed February 28, 1989 in Book 61 of Parcel Maps at pages 94 and 95, Records of San Mateo County, State of California.
A.P. NO.: 055-474-140 JPM 11 050 000 17T
111 050 000 18 T
EXHIBIT A-1

EXHIBIT A-2
Expansion Premises
EXHIBIT A-2